Exhibit 5

EXECUTION VERSION

CONFIDENTIAL

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT, dated as of November 30, 2010 (the “Agreement”), is among Univar Inc., a Delaware corporation (the “Company”), Univar USA Inc., a Washington corporation (together with the Company, the “Company Entities”), CD&R Univar Holdings, L.P., a Cayman Islands exempted limited partnership (“CD&R Investor”), Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership (the “Fund”), CD&R Friends & Family Fund VIII, L.P., CD&R Advisor Univar Co-Investor, L.P., CD&R Univar Co-Investor, L.P., CD&R Univar Co-Investor II, L.P., each a Cayman Islands exempted limited partnership, CD&R Univar NEP VIII Co-Investor, LLC and CD&R Univar NEP IX Co-Investor, LLC, each a Delaware limited liability company (collectively, the “Other CD&R Investors”, and, together with CD&R Investor and the Fund, the “CD&R Investor Parties”), and Clayton, Dubilier & Rice, LLC, a Delaware limited liability company (“Manager”). Capitalized terms used herein without definition have the meanings set forth in Section 1 of this Agreement.

RECITALS

A. The Fund is managed by Manager, the general partner of the Fund is CD&R Associates VIII, Ltd., a Cayman Islands exempted company (the “GP of the Fund”), and the special limited partner of the Fund is CD&R Associates VIII, L.P., a Cayman Islands exempted limited partnership (together with the GP of the Fund, any general partner of the Other CD&R Investors and any other investment vehicle that is a direct or indirect stockholder in the Company and managed by Manager or its Affiliates, “Manager Associates”).

B. CDR Ulysses, LLC, a Delaware limited liability company, is an acquisition vehicle formed by Manager that has executed a Stock Purchase Agreement, dated as of August 31, 2010 (as the same may be amended from time to time in accordance with its terms, the “Stock Purchase Agreement”), among CDR Ulysses, LLC, the Company, and Univar N.V., a company organized under the laws of the Netherlands (“Holdings”), pursuant to which the CD&R Investor Parties have directly or indirectly acquired shares of newly issued Company common stock from the Company (the “Equity Offering”) and shares of the Company’s common stock from Holdings, representing in the aggregate 42.5% of the issued and outstanding shares of the Company’s common stock after giving effect to the Equity Offering (such acquisitions collectively, the “Investment”).

C. The Company, Holdings, CD&R Investor and certain other parties have entered into a Stockholders Agreement (as the same may be amended from time to time in accordance with the terms thereof, the “Stockholders Agreement”), dated as of the date hereof, setting forth certain agreements with respect to, among other things, the management of the Company and transfers of its shares in various circumstances.

D. Concurrently with the execution and delivery of this Agreement, the Company Entities have entered into a Fee Agreement (the “Fee Agreement”) and a Consulting Agreement with Manager, each dated as of the date hereof, as the same may be amended from time to time in accordance with their respective terms and the Stockholders Agreement (collectively, the “Services Agreements”).

E. In connection with the Investment, Manager has performed the Initial Services (as defined in the Fee Agreement).

F. In connection with the Investment, the Company and/or one or more of its wholly-owned Subsidiaries intends to consummate the New Financing and to cause the Amended Facilities to become effective.

G. In connection with the transactions contemplated by the Purchase Agreement, dated as of October 20, 2010, as the same may be amended from time to time in accordance with its terms, among the Company, Basic Chemical Solutions, LLC and the other parties thereto, the Company intends to consummate the transactions contemplated by the BCS Financing Commitments (the “BCS Financing”).

H. The Company or one or more of its Subsidiaries from time to time in the future may (i) offer and sell or cause to be offered and sold equity or debt securities or instruments (such offerings, collectively, the “Subsequent Offerings”), including without limitation (x) offerings of shares of capital stock of the Company or any of its Subsidiaries, and/or options to purchase such shares or other equity-linked instruments to employees, directors, managers, dealers, franchisees and consultants of and to the Company or any of its Subsidiaries (any such offering, a “Management Offering”), and (y) one or more offerings of debt securities or instruments for the purpose of refinancing any indebtedness of the Company or any of its Subsidiaries or for other corporate purposes, (ii) repurchase, redeem or otherwise acquire certain securities or instruments of the Company or any of its Subsidiaries or engage in recapitalization or structural reorganization transactions relating thereto (any such repurchase, redemption, acquisition, recapitalization or reorganization, a “Redemption”), in each case subject to the terms and conditions of the Stockholders Agreement and any other applicable agreement, and (iii) incur or assume indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for (whether directly or contingently or otherwise) for the obligations of any other Person or make any loan or advance to any other Person (such indebtedness, assumptions, guarantees, endorsements, loans, advances and liabilities, collectively, “Subsequent Financings”).

I. The parties hereto recognize the possibility that claims might be made against and liabilities incurred by Manager, the CD&R Investor Parties, Manager Associates or their related Persons or Affiliates under applicable securities laws or otherwise in connection with the Transactions (including the Initial Services), Offerings, or Financings, or relating to other actions or omissions of or by members of the Company Group, or relating to the provision of financial, investment banking, management, advisory, consulting, monitoring or other services, including service as an officer or director of any member of the Company Group (collectively, “Services”) to the Company Group by such Persons, and the parties hereto accordingly wish to provide for Manager, the CD&R Investor Parties, Manager Associates and their related Persons and Affiliates to be indemnified in respect of any such claims and liabilities.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual agreements and covenants and provisions herein set forth, the parties hereto hereby agree as follows:

1. Definitions.

(a) “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person (ii) any Person directly or indirectly owning or Controlling 10% or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner, special limited partner or trustee of any such Person described in clause (i) or (ii).

(b) “Amended Facilities” has the meaning specified in the Stock Purchase Agreement.

(c) “BCS Financing” has the meaning specified in the Recitals to this Agreement.

(d) “BCS Financing Commitments” has the meaning specified in the Stockholders Agreement.

(e) “CD&R Investor” has the meaning specified in the first paragraph of this Agreement.

(f) “CD&R Investor Parties” has the meaning specified in the first paragraph of this Agreement.

(g) “Claim” means, with respect to any Indemnitee, any claim by or against such Indemnitee involving any Obligation with respect to which such Indemnitee may be entitled to be indemnified by any member of the Company Group under this Agreement.

(h) “Commission” means the United States Securities and Exchange Commission or any successor entity thereto.

(i) “Company” has the meaning specified in the first paragraph of this Agreement.

(j) “Company Group” means the Company and each of its Subsidiaries.

(k) “Services Agreements” has the meaning specified in the Recitals to this Agreement.

(l) “Control” of any Person means the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or executor, as general partner, or otherwise).

(m) “Equity Offering” has the meaning specified in the Recitals to this Agreement.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o) “Expenses” means all attorneys’ fees and expenses, retainers, court, arbitration and mediation costs, transcript costs, fees and expenses of experts, witness and public relations consultants, bonds, costs of collecting and producing documents, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements, costs or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, appealing or otherwise participating in a Proceeding.

(p) “Fee Agreement” has the meaning specified in the Recitals to this Agreement.

(q) “Financings” means the Amended Facilities, the New Financing, the BCS Financing, and any Subsequent Financing.

(r) “Fund” has the meaning specified in the first paragraph of this Agreement.

(s) “GP of the Fund” has the meaning specified in the Recitals to this Agreement.

(t) “Indemnifying Party” has the meaning specified in Section 2(a) of this Agreement.

(u) “Indemnitee” means each of Manager, the CD&R Investor Parties, Manager Associates, their respective Affiliates (other than any member of the Company Group), their respective successors and assigns, and the respective directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons (within the meaning of the Securities Act) of each of them, or of their partners, members and controlling persons, and each other person who is or becomes a director or an officer of any member of the Company Group and who is or becomes an employee of, or is nominated or designated to serve as a director or officer by, any of the foregoing, in each case irrespective of the capacity in which such person acts.

(v) “Initial Services” has the meaning specified in the Fee Agreement.

(w) “Investment” has the meaning specified in the Recitals to this Agreement.

(x) “Management Offering” has the meaning specified in the Recitals to this Agreement.

(y) “Manager” has the meaning specified in the first paragraph of this Agreement.

(z) “Manager Associates” has the meaning specified in the Recitals to this Agreement.

(aa) “New Financing” has the meaning specified in the Stock Purchase Agreement.

(bb) “Obligations” means, collectively, any and all claims, obligations, liabilities, causes of actions, Proceedings, investigations, judgments, decrees, losses, damages (including punitive, consequential, special and exemplary damages), fees, fines, penalties, amounts paid in settlement, costs and Expenses (including without limitation interest, taxes, assessments and other charges in connection therewith and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case incurred, arising or existing with respect to third parties or otherwise, at any time or from time to time.

(cc) “Offerings” means the Equity Offering, any Management Offering any Redemption and any Subsequent Offering.

(dd) “Other CD&R Investors” has the meaning specified in the first paragraph of this Agreement.

(ee) “Person” means an individual, corporation, limited liability company, limited or general partnership, trust or other entity, including a governmental or political subdivision or an agency or instrumentality thereof.

(ff) “Proceeding” means a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation a claim, demand, discovery request, formal or informal investigation, inquiry, administrative hearing, arbitration or other form of alternative dispute resolution, including an appeal from any of the foregoing.

(gg) “Redemption” has the meaning specified in the Recitals to this Agreement.

(hh) “Related Document” means any agreement, certificate, instrument or other document to which any member of the Company Group may be a party or by which it or any of its properties or assets may be bound or affected from time to time relating in any way to the Transactions or any Offering or Financing or any of the transactions contemplated thereby, including without limitation, in each case as the same may be amended from time to time, (i) any registration statement filed by or on behalf of any member of the Company Group with the Commission in connection with any Offering or Financing, including all exhibits, financial statements and schedules appended thereto, and any submissions to the Commission in connection therewith, (ii) any prospectus, preliminary, final, free writing or otherwise, included in such registration statements or otherwise filed by or on behalf of any member of the Company Group in connection with any Offering or used to offer or confirm sales of their respective securities or instruments in any Offering, (iii) any private placement or offering memorandum or circular, information statement or other information or materials distributed by or on behalf of any member of the Company Group or any placement agent or underwriter in connection with the Transactions or any Offering or Financing, (iv) any federal, state or foreign securities law or other governmental or regulatory filings or applications made in connection with any Offering, the Transactions or any of the transactions contemplated thereby, (v) any dealer-manager, underwriting, subscription, purchase, stockholders, option or registration rights agreement or plan entered into or adopted by any member of the Company Group in connection with the Transactions or any Offering or Financing, (vi) any purchase, repurchase, redemption, recapitalization or reorganization or other agreement entered into by any member of the Company Group in connection with any Redemption, or (vii) any quarterly, annual or current reports or other filing filed, furnished or supplementally provided by any member of the Company Group with or to the Commission or any securities exchange, including all exhibits, financial statements and schedules appended thereto, and any submission to the Commission or any securities exchange in connection therewith.

(ii) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(jj) “Services” has the meaning specified in the Recitals to this Agreement.

(kk) “Stock Purchase Agreement” has the meaning specified in the Recitals to this Agreement.

(ll) “Stockholders Agreement” has the meaning specified in the Recitals to this Agreement.

(mm) “Subsequent Financings” has the meaning specified in the Recitals to this Agreement.

(nn) “Subsequent Offerings” has the meaning specified in the Recitals to this Agreement.

(oo) “Subsidiary” means each corporation or other Person in which a Person owns or Controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

(pp) “Transactions” means the Investment (including the Equity Offering), the Amended Facilities, the New Financing and any other transaction for which Services are or have been provided to any member of the Company Group.

2. Indemnification.

(a) Each of the Company Entities (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”), jointly and severally, agrees to indemnify, defend and hold harmless each Indemnitee, to the fullest extent permitted by law, from and against any and all Obligations in any way resulting from, arising out of or in connection with, based upon or relating to (i) the Securities Act, the Exchange Act or any other applicable securities or other laws, in connection with the Transactions, any other Offering, any other Financing, any Related Document or any of the transactions contemplated thereby, (ii) any other action or failure to act of any member of the Company Group or any of their predecessors, whether such action or failure has occurred or is yet to occur, or (iii) the performance or failure to perform by Manager or its Affiliates of Services for any member of the Company Group (whether prior to the date hereof or hereafter and whether pursuant to the Services Agreements or otherwise), (iv) the fact that such Indemnitee is or was a stockholder, director or officer of any member of the Company Group, or (v) any breach or alleged breach by such Indemnitee of any duty imposed on a stockholder, officer or director.

(b) Without in any way limiting the foregoing Section 2(a), each of the Indemnifying Parties, jointly and severally, agrees to indemnify, defend and hold harmless each Indemnitee from and against any and all Obligations resulting from, arising out of or in connection with, based upon or relating to liabilities under the Securities Act, the Exchange Act or any other applicable securities or other laws, rules or regulations in connection with (i) the inaccuracy or breach of or default under any representation, warranty, covenant or agreement in any Related Document, or any allegation thereof, (ii) any untrue statement or alleged untrue statement of a material fact contained in any Related Document or (iii) any omission or alleged omission to state in any Related Document a material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to indemnify such Indemnitee from and against any such Obligation to the extent that such Obligation arises out of or is based upon an untrue statement or omission made in such Related Document in reliance upon and in conformity with written information furnished to the Company by such Indemnitee in an instrument duly executed by such Indemnitee and specifically stating that it is for use in the preparation of such Related Document.

(c) Without in any way limiting the foregoing, in the event that any Proceeding is initiated by an Indemnitee, any member of the Company Group or any other Person to enforce or interpret this Agreement, the Services Agreements, any rights of such Indemnitee to indemnification or advancement of Expenses (or related obligations of such Indemnitee) under any member of the Company Group’s certificate of incorporation or bylaws, any other agreement to which Indemnitee and any member of the Company Group are party, any vote of directors of any member of the Company Group, the Delaware General Corporation Law, any other applicable law or any liability insurance policy, or any rights or obligations under the Services Agreements, each of the Indemnifying Parties shall, jointly and severally, indemnify such Indemnitee against all costs and Expenses incurred by such Indemnitee or on such Indemnitee’s behalf (including but not limited to by any Manager Associate for all costs and Expenses incurred by it on such Indemnitee’s behalf) in connection with such Proceeding, whether or not such Indemnitee is successful in such Proceeding, except to the extent that the Person presiding over such Proceeding determines that material assertions made by such Indemnitee in such Proceeding were in bad faith or were frivolous.

(d) Notwithstanding anything in this Section 2 to the contrary, it is understood and agreed that nothing in this Agreement is intended to provide for indemnification in respect of taxes imposed on the basis of income of an Indemnitee.

3. Contribution.

(a) If for any reason the indemnity specifically provided for in Section 2 is unavailable or is insufficient to hold harmless any Indemnitee from any Obligation covered by such indemnity, then the Indemnifying Parties, jointly and severally, shall contribute to the amount paid or payable by such Indemnitee as a result of such Obligation in such proportion as is appropriate to reflect (i) the relative fault of each of the members of the Company Group, on the one hand, and such Indemnitee, on the other, in connection with the state of facts giving rise to such Obligation, (ii) the relative benefits received by the members of the Company Group, on the one hand, and such

Indemnitee, on the other, from the Transaction, Offering, Financing or other circumstances giving rise to such Obligation and (iii) if required by applicable law, any other relevant equitable considerations.

(b) For purposes of Section 3(a), the relative fault of each member of the Company Group, on the one hand, and of an Indemnitee, on the other, shall be determined by reference to, among other things, (i) their respective relative intent, knowledge, access to information and opportunity to correct the state of facts giving rise to such Obligation, (ii) in the case of Section 2(b), whether the information whose inclusion in or omission from a Related Document resulted in the actual or alleged inaccuracy or breach of or default under any representation, warranty, covenant or agreement therein, or which is or is alleged to be untrue, required to be stated therein or necessary to make the statements therein not misleading, was supplied or should have been supplied by the members of the Company Group, on the one hand, or by such Indemnitee, on the other, and (iii) applicable law, and the relative benefits received by each member of the Company Group, on the one hand, and an Indemnitee, on the other, shall be determined by weighing the direct monetary proceeds to the Company Group, on the one hand, and such Indemnitee, on the other, from the Transaction, Offering, Financing or other circumstances giving rise to such Obligation.

(c) The parties hereto acknowledge and agree that it would not be just and equitable if the Indemnifying Parties’ contributions pursuant to Section 3 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in such Section. No Indemnitee shall be entitled to contribution from any Indemnifying Party with respect to any Obligation covered by the indemnity specifically provided for in Section 2(b) in the event that such Indemnitee is finally determined to be guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such Obligation and no Indemnifying Party is guilty of such fraudulent misrepresentation.

4. Indemnification Procedures.

(a) Whenever any Indemnitee shall have actual knowledge of the assertion of a Claim against it, Manager (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or such Indemnitee shall notify the appropriate member of the Company Group in writing of the Claim (a “Notice of Claim”) with reasonable promptness after such Indemnitee has such knowledge relating to such Claim and has notified Manager thereof, provided the failure or delay of Manager or such Indemnitee to give such Notice of Claim shall not relieve any Indemnifying Party of its indemnification obligations under this Agreement except to the extent that such omission results in a failure of actual notice to it and it is materially injured as a result of the failure to give such Notice of Claim. The Notice of Claim shall specify all material facts known to Manager (or if given by such Indemnitee, such

Indemnitee) relating to such Claim and the monetary amount or an estimate of the monetary amount of the Obligation involved if Manager (or if given by such Indemnitee, such Indemnitee) has knowledge of such amount or a reasonable basis for making such an estimate. The Indemnifying Parties shall, at their expense, undertake the defense of such Claim with attorneys of their own choosing reasonably satisfactory in all respects to Manager, subject to the right of Manager to undertake such defense as hereinbelow provided. Manager may participate in such defense with counsel of Manager’s choosing at the expense of the Indemnifying Parties. In the event that the Indemnifying Parties do not undertake the defense of the Claim within a reasonable time after Manager (or if given by such Indemnitee, such Indemnitee) has given the Notice of Claim, or in the event that Manager shall in good faith determine that the defense of any Claim by the Indemnifying Parties is inadequate or may conflict with the interest of any Indemnitee (including, without limitation, Claims brought by or on behalf of any member of the Company Group), Manager may, at the expense of the Indemnifying Parties, undertake the defense of the Claim and compromise or settle the Claim, all for the account of and at the risk of the Indemnifying Parties. In the defense of any Claim against an Indemnitee, no Indemnifying Party shall, except with the prior written consent of Manager, consent to entry of any judgment or enter into any settlement that includes any injunctive or other non-monetary relief or any payment of money by such Indemnitee, or that does not include as an unconditional term thereof the giving by the Person or Persons asserting such Claim to such Indemnitee of an unconditional release from all liability on any of the matters that are the subject of such Claim and an acknowledgement that such Indemnitee denies all wrongdoing in connection with such matters. The Indemnifying Parties shall not be obligated to indemnify an Indemnitee against amounts paid in settlement of a Claim if such settlement is effected by such Indemnitee without the prior consent of the Company (on its own behalf and on behalf of each other Indemnifying Party), which shall not be unreasonably withheld or delayed. In each case, Manager and each other Indemnitee seeking indemnification hereunder will cooperate with the Indemnifying Parties, so long as an Indemnifying Party is conducting the defense of the Claim, in the preparation for and the prosecution of the defense of such Claim, including making available evidence within the control of Manager or such Indemnitee, as the case may be, and persons needed as witnesses who are employed by Manager or such Indemnitee, as the case may be, in each case as reasonably needed for such defense and at cost, which cost, to the extent reasonably incurred, shall be paid by the Indemnifying Parties.

(b) The Manager shall notify the Indemnifying Parties in writing of the amount requested for advances (a “Notice of Advances”). Each of the Indemnifying Parties, jointly and severally, agrees to advance all Expenses incurred by Manager (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or any Indemnitee in connection with any Claim (but not for any Claim initiated or brought voluntarily by an Indemnitee other than a Proceeding contemplated by Section 2(c)) in advance of the final disposition of such Claim without regard to whether Indemnitee will ultimately be entitled to be indemnified for such Expenses upon receipt of an undertaking by or on behalf of Manager or such Indemnitee to repay amounts so advanced if it shall ultimately and finally be determined, including through all challenges, if any, to the award rendered therein, that Manager or such Indemnitee is not entitled to be indemnified by the Indemnifying Parties as authorized by this Agreement. Such repayment undertaking shall be unsecured and shall not bear interest. No Indemnifying Party shall impose on any Indemnitee additional conditions to advancement or require from such Indemnitee additional undertakings regarding repayment. The Indemnifying Parties shall make payment of such advances no later than 10 days after the receipt of the Notice of Advances.

(c) Manager shall notify the Indemnifying Parties in writing of the amount of any Obligation actually paid by Manager or any Indemnitee on whose behalf Manager is acting (a “Notice of Payment”). The amount of any Obligation actually paid by Manager or such Indemnitee shall bear simple interest at the rate equal to the JPMorgan Chase Bank, N.A. prime rate as of the date of such payment plus 2% per annum, from the date any Indemnifying Party receives the Notice of Payment to the date on which each of the Indemnifying Parties, jointly and severally, shall repay the amount of such Obligation plus interest thereon to Manager or such Indemnitee. The Indemnifying Parties shall make indemnification payments to Manager no later than 30 days after receipt of the Notice of Payment.

(d) Presumptions; Burden and Standard of Proof. In connection with any determination regarding the entitlement of any Indemnitee to be indemnified, or any review of any such determination, by any Person:

(i) It shall be a presumption that such Indemnitee has met any applicable standard of conduct and that indemnification of such Indemnitee is proper in the circumstances.

(ii) The burden of proof shall be on the Indemnifying Parties to overcome the presumption set forth in the preceding clause (i), and such presumption shall only be overcome if the Indemnifying Parties establish that there is no reasonable basis to support it.

(iii) The termination of any Proceeding by judgment, order, finding, award, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that indemnification is not proper or that an Indemnitee did not meet any applicable standard of conduct or that a court has determined that indemnification is not permitted by this Agreement or otherwise.

5. Certain Covenants. The rights of each Indemnitee to be indemnified under any other agreement, document, certificate or instrument, by-laws or other organizational agreement or instrument, insurance policy or applicable law are independent of and in addition to any rights of such Indemnitee to be indemnified under this Agreement, provided that to the extent that an Indemnitee is entitled to be indemnified by the Indemnifying Parties under this Agreement and by any other Indemnitee under any other agreement, document, certificate, by-law or instrument, or by any insurer under a policy maintained by any other Indemnitee, the obligations of the Indemnifying Parties hereunder shall be primary, and the obligations of such other Indemnitee or insurer secondary, and no Indemnifying Party shall be entitled to contribution or indemnification from or subrogation against such other Indemnitee or insurer. Notwithstanding the foregoing, any Indemnitee may choose to seek indemnification from any potential source of indemnification regardless of whether such indemnitor is primary or secondary. An Indemnitee’s election to seek advancement of indemnified sums from any secondary indemnifying party will not limit the right of such Indemnitee, or any secondary indemnitor proceeding under subrogation rights or otherwise, from seeking indemnification from the Indemnifying Parties to the extent that the obligations of the Indemnifying Parties are primary, and each of the Indemnifying Parties shall, jointly and severally, indemnify each Indemnitee from and against, and shall pay to each Indemnitee, any amount paid or reimbursed by such Indemnitee to or on behalf of another indemnitee, pursuant to indemnification arrangements or otherwise, in respect of an Obligation referred to in Section 2. The rights of each Indemnitee and the obligations of each Indemnifying Party hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnitee. Following the Investment, each of the Company Entities and its corporate successors, shall implement and maintain in full force and effect any and all corporate charter and by-law provisions that may be necessary or appropriate to enable it to carry out its obligations hereunder to the fullest extent permitted by applicable law, including without limitation a provision of its certificate of incorporation (or comparable organizational document under its jurisdiction of incorporation) eliminating liability of a director for breach of fiduciary duty to the fullest extent permitted by applicable law, as amended from time to time. So long as the Company or any other member of the Company Group maintains liability insurance for any directors, officers, employees or agents of any such person, the Indemnifying Parties shall ensure that each Indemnitee serving or that has served in such capacity is covered by such insurance in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s and the Company Group’s then current directors and officers. No Indemnifying Party shall seek or agree to any order of any court or other governmental authority that would prohibit or otherwise interfere, or take or fail to take any other action if such action or failure would reasonably be expected to have the effect of prohibiting or otherwise interfering, with the performance of any of the Indemnifying Parties’ indemnification, advancement or other obligations under this Agreement.

6. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid and return receipt requested), telecopier, overnight courier or hand delivery, as follows:

(a) If to any Company Entity, to:

Univar Inc.

17425 NE Union Hill Road

Redmond, Washington 98052

Attention: General Counsel

Facsimile: (425) 889-3500

(b) If to Manager or any of the CD&R Investor Parties, to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Theresa A. Gore

Facsimile: (212) 893-7061

or to such other address or such other person as any Company Entity, Manager, or any of the CD&R Investor Parties, as the case may be, shall have designated by notice to the other parties hereto. All communications hereunder shall be effective upon receipt by the party to which they are addressed. A copy of any notice or other communication given under this Agreement shall also be given to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Paul S. Bird, Esq.

Jonathan E. Levitsky, Esq.

Facsimile: (212) 909-6836

7. Arbitration

(a) Any dispute, claim or controversy arising out of, relating to, or in connection with this contract, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be finally determined by arbitration. The arbitration shall be administered by JAMS. If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties. If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

(b) The seat of the arbitration shall be New York, New York. The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

(c) The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise. The parties agree to seek to reach agreement on the identity of the arbitrator within 30 days after the initiation of arbitration. If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

(d) The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties. Subject to Section 2(c), the arbitrator may, in the award, allocate all or part of the fees incurred in and costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the Proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the Proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

8. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction.

9. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

10. Successors; Binding Effect. Each Indemnifying Party will require its successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and assets of such Indemnifying Party, by agreement in form and substance satisfactory to Manager, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as such Indemnifying Party (which shall not be released from its obligations). This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and permitted assigns, and each other Indemnitee, but neither this Agreement nor any right, interest or obligation hereunder shall be assigned, whether by operation of law or otherwise, by the Company without the prior written consent of Manager. Insofar as any Indemnitee transfers all or substantially all of its assets to a third party, such third party shall thereupon be deemed an additional Indemnitee for all purposes of this Agreement, with the same effect as if it were a signatory to this Agreement in such capacity.

11. Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or remedy hereunder upon any Person other than each of the parties hereto and their respective successors and permitted assigns and each other Indemnitee (each of whom is an intended third party beneficiary of this Agreement). Neither the waiver by any of the parties hereto or by any other Indemnitee of a breach of or a default under any of the provisions of this Agreement, nor the failure by any such party or Indemnitee, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges. No amendment, modification, supplement or discharge of this Agreement, and no waiver hereunder, shall be valid and binding unless set forth in writing and duly executed by the Company (on its own behalf and on behalf of each other Indemnifying Party) and the Manager (acting on its own behalf and on behalf of each other Indemnitee). This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

CLAYTON, DUBILIER & RICE, LLC

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary

CD&R UNIVAR HOLDINGS, L.P.

By:	CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary

CLAYTON, DUBILIER & RICE FUND VIII, L.P.

By:	CD&R Associates VIII Ltd., its general partner

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary

[Signature Page to Indemnification Agreement (CD&R)]

CD&R UNIVAR CO-INVESTOR, L.P.

By:	CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary

CD&R UNIVAR CO-INVESTOR II, L.P.

By:	CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary

CD&R FRIENDS & FAMILY FUND VIII, L.P.

By:	CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary

[Signature Page to Indemnification Agreement (CD&R)]

CD&R ADVISOR UNIVAR CO-INVESTOR, L.P.

By:	CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary

CD&R UNIVAR NEP VIII CO-INVESTOR, LLC

By:	CD&R Associates VIII Ltd., its manager

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary

CD&R UNIVAR NEP IX CO-INVESTOR, LLC

By:	CD&R Associates VIII Ltd., its manager

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary

[Signature Page to Indemnification Agreement (CD&R)]